Exhibit 99.1

Evergreen Energy Receives Delisting Notice from NYSE Arca
NYSE Arca Suspends Trading
Application pending for quotation on the Over-the-Counter Bulletin Board

DENVER, December 1, 2011 — Evergreen Energy Inc. (NYSE Arca: EEE) announced that on December 1, 2011, NYSE Arca delivered a notice to the company confirming that the exchange will suspend trading of the company’s common stock on the NYSE Arca prior to the opening of business on December 2, 2011 and that the exchange intends to delist the company’s common stock. The basis for the NYSE Arca delisting determination is set out below.
Thomas H. Stoner, Co-Chair of the Company’s Board of Directors, stated: “While we did not meet the standards to remain listed on NYSE Arca, we intend to continue our focus on our operations and moving the company forward in its objectives.”
The company has a pending application to have its common stock quoted for trading on the Over-the-Counter Bulletin Board.  Stocks traded on the Over-the-Counter Bulletin Board may experience more limited trading volume and exhibit wider spreads between the bid/ask quotation. In addition, the company’s common stock would become subject to the “penny stock” rules, which impose additional customer suitability and disclosure requirements on broker-dealers effecting transactions in common stock. These requirements could adversely affect the market price and liquidity of the company’s common stock.
On November 6, 2011, Evergreen responded to the NYSE Arca addressing the areas of noncompliance. On November 8, 2011, the company received a further letter from NYSE Arca indicating that it planned to initiate delisting procedures for the reasons stated above and held a meeting on November 29, 2011 to further discuss the company’s listing status.
The company did not, and currently does not, satisfy the continued listing standards contained in the following sections of the NYSE Arca Company Guide: (i) Rule 5.5(b) - failure to maintain a closing price at or above $3.00 over a 30 consecutive trading day period; (ii) Rule 5.5(b) – failure to maintain a minimum net worth of $4,000,000; (iii) Rule 5.5(l)(3) – NYSE Arca has concluded that the company’s financial condition is currently impaired to the degree requiring consideration of a suspension or delisting action; and (iv) Rule 5.3(k)(5)(C)(i) – failure to have an audit committee comprised of at least three independent directors as a result of the resignation of Peter Moss on November 13, 2011. Evergreen has a limited right to appeal the basis for the delisting determination by requesting a hearing with an NYSE Arca listing qualifications panel. Evergreen’s business operations will continue in the normal course and will not be affected by the status of its NYSE Arca listing.

Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) offers environmental solutions for energy production and generation industries, primarily through its patented clean coal technology, K-Fuel.  K-Fuel significantly improves the performance of low-rank sub-bituminous and brown coals and lignite.  The process yields higher efficiency levels, which are variable depending on the type of coal processed, by applying heat and pressure to low-rank coals to reduce moisture.  For more information, please visit the company’s website at www.evgenergy.com.

Safe Harbor Statement
Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission. Readers of this release are encouraged to study all of our filings with the Securities and Exchange Commission.  Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Evergreen Investor Contact:
Becky Herrick, LHA, 415.433.3777, bherrick@lhai.com

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